                                                        FOR IMMEDIATE RELEASE

                                                                                             Contact: Christopher J. Eperjesy
                                                         (262) 638-4343

TWIN DISC, INC., ANNOUNCES FISCAL 2009
FIRST-QUARTER FINANCIAL RESULTS

• Sales were second highest first quarter in the Company’s history
• Results unfavorably impacted by ERP implementation in the quarter
• Management remains cautiously optimistic for Fiscal 2009

RACINE, WISCONSIN—October 21, 2008—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2009 first quarter ended September 26, 2008.

Sales for the fiscal 2009 first quarter were $72,671,000, compared to $73,613,000 for the fiscal 2008 first quarter.  For the fiscal 2009 first quarter, foreign currency translation favorably impacted sales by $3,961,000.  Demand from customers in the commercial marine and mega yacht markets remained high during the quarter, especially from customers in the Asian commercial marine market.  The 1.3 percent decrease in first-quarter sales was the result of lower oil and gas transmission sales in the fiscal 2009 first quarter, compared to very robust oil and gas transmission sales in the fiscal 2008 first quarter.  However, the Company has seen a recent increase in order activity from this market compared to the same period last year.  In addition, during the 2009 first quarter, the Company implemented its new ERP system at its domestic manufacturing operations, which caused delays in the Company’s shipments during July and August.  The Company began shipping at normal rates in September.

Gross margin, as a percentage of fiscal 2009 first-quarter sales, was 27.6 percent, compared to 32.4 percent in last year’s comparable period.  Profitability for fiscal 2009 first quarter was impacted by lower volumes, unfavorable product mix, higher material costs, and higher pension expense, partially offset by higher pricing and expanded outsourcing.  Specifically, the fiscal 2009 first quarter experienced a decrease in sales of oil and gas transmission sales, compared to fiscal 2008’s first quarter.  In addition, one-time shipping delays related to the implementation of the ERP system also negatively impacted gross margins during the fiscal 2009 first quarter, primarily due to the impact of lower volumes on absorption and manufacturing productivity.

For the 2009 first quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 22.5 percent, compared to nearly 20.0 percent in the fiscal 2008 first quarter.  ME&A expenses were unfavorably impacted by higher corporate IT expenses, primarily depreciation expense related to the new ERP system, higher pension expense and an overall increase in salaries and benefit costs.  Foreign exchange currency translation increased ME&A expenses by $621,000 versus the first fiscal quarter of 2008.

Net earnings for the fiscal 2009 first quarter were $2,465,000, or $0.22 per diluted share, compared with $5,106,000, or $0.44 per diluted share, for the fiscal 2008 first quarter.  Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $6,814,000 for the fiscal 2009 first quarter, compared to $10,842,000 for the fiscal 2008 first quarter.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said, “Our business remains strong, in spite of the recent turmoil in the financial markets.  Sales for the fiscal 2009 first quarter were the second highest first quarter in the Company’s history despite an adverse comparison in oil field transmission sales and the delayed shipments experienced due to issues encountered with our domestic ERP implementation.  While I am disappointed with the difficulties we experienced with the implementation of the new ERP system and its impact on the first quarter’s financial results, I am confident that the issues relating to the ERP implementation are behind us and the system is beginning to help improve our marketing support, shipping, purchasing, inventory and accounting procedures and controls.

“Our international operations performed very well and partially offset the results we experienced at our domestic operation.  Our Asian and European operations had strong quarters due to continued strength in the commercial marine transmission and mega yacht markets.  While some of these increases were partially due to foreign currency exchange, the vast majority were real volume increases.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated, “In spite of the recent global financial crisis, our balance sheet remains strong with excellent liquidity and we are very comfortable with our current capital structure.  At September 26, 2008, the Company had cash and cash equivalents of $14,888,000, compared to $14,447,000 at fiscal year end.  Working capital at September 26, 2008 was $109,843,000, compared to $106,107,000 at September 28, 2007.  We are focused on improving our working capital efficiency throughout the year, including improved management of inventory levels on a global basis.

“Total debt, at September 26, 2008, was $55,147,000, compared to $49,957,000 at June 30, 2008 and $55,156,000 at September 28, 2007.  The increase from June 30, 2008 can be primarily attributed to an increase in working capital requirements in the quarter.  We currently have approximately $10,000,000 available under our existing revolver, which has two years remaining before it needs to be extended.  As of September 26, 2008, the interest rate on the Company’s revolver was 3.74 percent.  Our total debt to total capitalization now stands at 30.7 percent compared to 27.8 percent at June 30, 2008.”

Mr. Batten concluded, “Despite the current worldwide economic and market conditions, we are cautiously optimistic that fiscal 2009 will be another good year.  We continue to have strong orders in most of our marine markets and industrial orders continue to show improvement over year ago levels.  The backlog and order flow for our land-based transmission products grew in the quarter, although delivery of some of these units may extend into fiscal 2010.  Our six-month backlog at September 26, 2008 was $118,639,000, compared to $120,774,000 at June 30, 2008 and $112,293,000 at September 28, 2007.  The decrease in backlog from fiscal year end resulting from foreign exchange rate movements was $2,765,000.  Adjusted for this impact, the backlog would have increased slightly.  The recent global economic crisis has not yet had an impact on our business, as our order flows continue to be strong.  We are actively monitoring the situation, talking to our customers and focusing on delivering great products with outstanding customer service.

“Finally, I would like to use this opportunity to thank David Swift for his service, stewardship and counsel, since joining Twin Disc’s Board of Directors in 1995.  We will miss him and wish him well in retirement.  As a result of David’s retirement, Michael Doar, Chairman and Chief Executive Officer of Hurco Companies, Inc. (NASDAQ: HURC), has been elected to our Board of Directors.  We are excited to have Michael join our Board, as he brings a wealth of business experience and expertise to us.”

Twin Disc will be hosting a conference call today (October 21, 2008) to discuss these results and to answer questions at 2:00 p.m. ET. To participate in the conference call, please dial 800-762-8795 five to 10 minutes before the call is scheduled to begin.  A replay will be available from 5:00 p.m. October 21, 2008 until midnight on October 28, 2008. The number to hear the teleconference replay is 800-406-7325. The access code for the replay is 3930325.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://www.twindisc.com/companyinvestor.aspx and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

Twin Disc, Inc., Page 2
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data; unaudited)
	Three Months Ended
	September 26, 2008	September 28, 2007
Net sales	$72,671	$73,613
Cost of goods sold	52,599	49,762
Gross profit	20,072	23,851
Marketing, engineering and administrative expenses	16,318	14,694
Interest expense	597	744
Other income, net	(820)	(5)
Earnings before income taxes and minority interest	3,977	8,418
Income taxes	1,353	3,237
Minority interest	(159)	(75)
Net earnings	$2,465	$5,106

Earnings per share:
Basic	$0.22	$0.44
Diluted	$0.22	$0.44

Average shares outstanding:
Basic	11,250	11,496
Diluted	11,378	11,632
Dividends per share	$0.070	$0.055

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA
(In thousands; unaudited)
	Three Months Ended
	September 26, 2008	September 28, 2007
Net earnings	$2,465	$5,106
Interest expense	597	744
Income taxes	1,353	3,237
Depreciation and amortization	2,399	1,755
Earnings before interest, taxes, depreciation and amortization	$6,814	$10,842

Twin Disc, Inc., Page 3

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	September 26,	June 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$14,888	$14,447
Trade accounts receivable, net	60,381	67,611
Inventories, net	99,024	97,691
Deferred income taxes	6,235	6,297
Other	9,537	9,649

Total current assets	190,065	195,695

Property, plant and equipment, net	65,698	67,855
Goodwill	17,754	18,479
Deferred income taxes	4,626	5,733
Intangible assets, net	8,842	9,589
Other assets	7,510	7,277

	$294,495	$304,628

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$796	$1,730
Accounts payable	33,451	37,919
Accrued liabilities	45,975	49,939

Total current liabilities	80,222	89,588

Long-term debt	54,351	48,227
Accrued retirement benefits	33,735	34,325
Other long-term liabilities	1,188	2,163

	169,496	174,303

Minority interest	486	679

Shareholders' equity:
Common stock	13,655	14,693
Retained earnings	144,037	142,361
Accumulated other comprehensive (loss) income	(4,532)	2,446

	153,160	159,500
Less treasury stock, at cost	28,647	29,854

Total shareholders' equity	124,513	129,646

	$294,495	$304,628

Twin Disc, Inc., Page 4

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended
	September 26, 2008	September 28, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$2,465	$5,106
Adjustments to reconcile net earnings to cash (used)
provided by operating activities:
Depreciation and amortization	2,399	1,755
Other non-cash changes, net	447	594
Net change in working capital, excluding cash and debt, and other	(6,603)	(2,313)
	(1,292)	5,142

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(1,679)	(2,502)
	(1,679)	(2,502)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in notes payable, net	(1,403)	(395)
Proceeds from long-term debt	6,306	11,251
Proceeds from exercise of stock options	72	100
Purchase of treasury stock	-	(13,367)
Dividends paid	(789)	(653)
Other	-	18
	4,186	(3,046)

Effect of exchange rate changes on cash	(774)	575

Net change in cash and cash equivalents	441	169

Cash and cash equivalents:
Beginning of period	14,447	19,508

End of period	$14,888	$19,677

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